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                                                                    EXHIBIT 23.4

                         CONSENT OF GRANT THORNTON LLP


    We consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Amendment No. 1 to Form S-4 of 3Com Corporation of our report dated November 4, 1996 on the financial statements of U.S. Robotics Corporation as of September 29, 1996 and October 1, 1995, and for the three years in the period ended September 29, 1996 and our report dated November 4, 1996 on financial statement schedule, which reports appear on pages 24 and 46 of U.S. Robotics Corporation's annual report on Form 10-K for the year ended September 29, 1996. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


                                                          /s/ GRANT THORNTON LLP


Chicago, Illinois
April 24, 1997